Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
N E W S R E L E A S E	For additional information: Terry D. Peterson Vice President, Investor Relations & Chief Accounting Officer (651) 787-1068

June 21, 2007

DELUXE ADDS THREE NEW DIRECTORS

St. Paul, Minn.—Deluxe Corporation (NYSE: DLX) announced the addition of Ronald C. Baldwin, Don J. McGrath and Neil Metviner to its Board of Directors effective July 1, 2007. This brings the total number of directors to eleven, ten of whom are independent of management.

Baldwin, 60, is the retired vice chairman, regional banking of Huntington Bancshares Incorporated in Columbus, OH. Huntington is a $36 billion regional bank holding company which provides innovative retail and commercial financial products and services. Mr. Baldwin brings nearly 35 years of banking experience to Deluxe and holds a M.B.A. from the University of Michigan.

McGrath, 59, is chief executive officer of BancWest Corp and Bank of the West, both of which are wholly owned subsidiaries of BNP Paribas. Bank of the West, the 4th largest bank headquartered in the west, offers customers a full range of personal and business products and services. Mr. McGrath has nearly 37 years experience in marketing and advertising coupled with product development. He has been with Bank of the West since 1975 and holds a M.B.A. from Boston University.

Metviner, 49, is president of Pitney Bowes Direct in Stamford, CT, which is an operating unit of Pitney Bowes, Inc., a global provider of integrated mail, messaging and document management solutions. Mr. Metviner brings nearly 27 years of banking and small business experience to Deluxe. He has been with Pitney Bowes since 2000 and before that was with Cendant Corporation and National Westminster Bancorp. He holds a M.B.A. from Case Western Reserve University.

“Earlier we had communicated to our shareholders we were actively recruiting additional board members. These individuals are proven executives and add almost a century of combined experience working with banks and small businesses to our board,” said Stephen Nachtsheim, chairman of Deluxe. “We are thrilled to add their capabilities and expertise to complement our board and look forward to Ron, Don and Neil’s many contributions.”

About Deluxe Corporation

Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

# # #